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                                                                    Exhibit 11.0


                       LINCOLN PARK BANCORP AND SUBSIDIARY
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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

                                                             Three Months Ended              Nine Months Ended
                                                             September 30, 2005             September 30, 2005
                                                          ------------------------       ------------------------
Income available to common stockholders                       $        165,092                $       448,793

Weighted average shares outstanding                                  1,818,638                      1,818,213

Basic earnings per share                                      $           0.09                $          0.25

Income for diluted earnings per share                         $        165,092                $       448,793

Total weighted average common shares and equivalents
  outstanding for diluted computation                                1,818,638                      1,818,213

Diluted earnings per share                                    $           0.09                $          0.25
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